Exhibit 10(d), Form 10-K

Kansas City Life Insurance Company

FOURTH AMENDMENT

KANSAS CITY LIFE

EXCESS BENEFIT PLAN

ARTICLE I

Definitions

1.	“Act” shall mean the Employee Retirement Income Security Act of 1974 (ERISA), as from time to time amended.

2.	“Pension Plan” shall mean the Kansas City Life Insurance Company Cash Balance Pension Plan, as amended from time to time.

3.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

4.	“Company” shall mean Kansas City Life Insurance Company and any of its subsidiaries or affiliated business entities participating in the Pension Plan.

5.	“Effective date” shall mean January 1, 1999.

6.	“Maximum benefit” shall mean the maximum benefit permitted by Sections 415 and 401(a)(17) of the Code to be paid to a participant under the provisions of the Pension Plan.

7.

“Participant” shall mean any employee of the Company who is an active participant in the Pension Plan on or after the effective date and whose pension benefits determined on the basis of the provisions of such Pension Plan, without regard to the limitations of Sections 415 and 401(a)(17) of the Code, would exceed the maximum benefit.

8.

“Plan” shall mean the Kansas City Life Excess Benefit Plan, as from time to time amended or restated, which shall be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, as described in Act Section 201(2).

9.

“Separation from service” means a separation from service as defined in Section 409A of the Code and Treasury regulation § 1.409A-1(h)(1). The term “separates from service” shall be interpreted in a manner that is consistent with Section 1.409A-1(h)(1).

10.

“Unrestricted benefit” shall mean the maximum normal, early, or deferred vested retirement benefit, whichever is applicable, payable to a participant pursuant to the provisions of the Pension Plan, determined without regard to the limitations of the Code imposed under Sections 415 and 401(a)(17).

ARTICLE II

Benefits

1.

Normal retirement benefit: Upon separation from service following the retirement of a participant, as provided under the Pension Plan, such participant shall be entitled to a benefit equal in amount to his unrestricted benefit less his or her maximum benefit. Subject to Section 2.5 below, the participant’s benefit shall be paid at the time elected, or otherwise determined, under Section 2.4.

2.

Deferred vested retirement benefit: If a participant separates from service with the Company and is entitled to a deferred vested retirement benefit provided under the Pension Plan, such a participant shall be entitled to a benefit equal to his or her unrestricted benefit less his or her maximum benefit. Subject to Section 2.5 below, the participant’s benefit shall be paid at the time elected, or otherwise determined, under Section 2.4.

3.

Spouse’s pension benefit: Subject to Section 2. 4 below, upon the death of a participant whose spouse is eligible for a pre- or post-retirement surviving spouse benefit under the Pension Plan, the participant’s surviving spouse shall be entitled to a benefit equal to the surviving spouse benefit determined in accordance with the provisions of the Pension Plan without regard to the limitation under Code Sections 415 and 401(a)(17) less the maximum benefit payable with respect to the participant. Such benefit will be paid, or will commence payment, within ninety (90) days of the death of the participant, provided, however, that if such ninety (90) day period begins and ends in different calendar years, payment will be made or commence in the second calendar year.

4.

Optional forms of benefit payment: A retirement benefit payable under this ARTICLE II shall be paid in a form and at a time available pursuant to the provisions of the Pension Plan. Available options for distribution include Lump Sum Payment, Single Life Annuity, 50% Joint and Survivor Annuity and 100% Joint and Survivor Annuity. Active participants as of December 1, 2008 must make their elections by December 31, 2008. Newly eligible participants must make their elections within thirty (30) days of becoming participants in the Plan. Once made, the election is subject to the subsequent election regulations as described in Code Section 409A and Treasury regulation § 1.409A-2(b). A lump sum shall be determined in the same manner as it is determined under the Pension Plan. Subject to Section 2.5 below, if no election is made, the default election shall be a lump sum payment made within ninety (90) days of the participant’s separation from service, provided, however, that if such ninety (90) day period begins and ends in different calendar years, payment will be made or commence in the second calendar year.

5.

In the case of a participant who meets the definition of a “Specified Employee” as defined in Code Section 409A(a)(2)(B)(i), his or her distribution shall be made, or shall commence, six (6) months after his or her separation from service.

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ARTICLE III

Administration of the Plan

1.

Administrator: The Plan shall be administered by the Administrative Committee elected by the Company pursuant to the Pension Plan, and subject to such authority detailed therein. The Administrator shall have the sole duty and responsibility of maintaining records, making the requisite calculations, and disbursing the payments hereunder. The Administrator shall have full and complete discretionary authority in performing its duties. The Administrator’s interpretations, determinations, regulations, and calculations shall be final and binding on all persons and parties concerned.

2.

Amendment and termination: Kansas City Life Insurance Company may amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall adversely affect a benefit to which a termination or retired participant or his beneficiary is entitled under ARTICLE II prior to the date of such amendment or termination unless the participant becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company.

3.	Payments: The Company will pay all benefits arising under this Plan and all costs, charges, and expenses relating thereto.

4.

Non-assignability of benefits: The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator which, in its sole discretions, may cause the same to be held or applied for the benefit of one or more of the departments of such person or make any other disposition of such benefits that it deems appropriate.

5.	Status of Plan: The benefits under the Plan shall not be funded, but shall constitute liabilities by the Company payable when due.

6.

Non-guarantee of employment: Nothing contained in the Plan shall be construed as a contract of employment between the Company and any participants, or as a right of any participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

7.

Applicable law: All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Missouri.

8.

Compliance with Section 409A of the Code: This Plan is intended to comply with Section 409A of the Code and shall be interpreted to comply with Section 409A of the Code. To the extent that any provision of the plan violates Section 409A of the Code, such that amounts would be taxable to a participant prior to payment, such provision shall be automatically reformed or stricken to preserve the intent to the extent permitted under Section 409A of the Code. Notwithstanding the foregoing, Kansas City Life Insurance Company does not guarantee any federal, state or local tax consequences associated with the participation in this Plan, including without limitation Section 409A of the Code, and shall have no liability for any adverse tax consequences of any participant.

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IN WITNESS WHEREOF, Kansas City Life Insurance Company has caused the Third Amendment to the Kansas City Life Excess Benefit Plan to be executed by its authorized Officers and its Corporate Seal to be hereunto affixed, to be signed effective as of January 1, 2009, on this 30th day of December, 2010.

Kansas City Life Insurance Company

By:	/s/ A. Craig Mason, Jr.

Its:	Vice President

Attest:

By:	/s/ Kimberly K. Farrow

Its:	Assistant Secretary

(Corporate Seal)

Officers:

/s/ Tracy W. Knapp

/s/ Mark A. Milton

/s/ Charles R. Duffy, Jr.

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